Exhibit 99.1

August 31, 2022

Restructuring and Refocusing our Business

Dear Team,

Thank you for your patience as we have worked through our 2023 financial planning and reprioritization process. Our forward-looking revenue visibility remains limited, and our current year-over-year QTD revenue growth of 8% is well below what we were expecting earlier this year. While we will continue our work to reaccelerate revenue growth, we must ensure Snap’s long term success in any environment. For planning purposes we have modeled a range of outcomes, some of which assume that low revenue growth continues into next year, and we have built our 2023 plan to generate free cash flow even in a low growth scenario.

The investments we have made in our business to-date assumed a higher rate of revenue growth based on our vast opportunity and our proven history of execution, including 2x growth in the size of the Snapchat community and 10x growth in trailing twelve month revenue since our IPO in 2017. Unfortunately, given our current lower rate of revenue growth, it has become clear that we must reduce our cost structure to avoid incurring significant ongoing losses. While we have built substantial capital reserves, and have made extensive efforts to avoid reductions in the size of our team by reducing spend in other areas, we must now face the consequences of our lower revenue growth and adapt to the market environment.

We are restructuring our business to increase focus on our three strategic priorities: community growth, revenue growth, and augmented reality. Projects that don’t directly contribute to these areas will be discontinued or receive substantially reduced investment. We have worked thoughtfully and deliberately to find the right balance between focusing our investments while continuing to innovate, and we have made the decision to discontinue our investments in Snap Originals, Minis, Games, and Pixy, among other areas. We have also started the process of winding down the standalone applications Zenly and Voisey.

As a result, we have made the difficult decision to reduce the size of our team by approximately 20%. The scale of these changes vary from team to team, depending upon the level of prioritization and investment needed to execute against our strategic priorities. The extent of this reduction should substantially reduce the risk of ever having to do this again, while balancing our desire to invest in our long term future and reaccelerate our revenue growth. Overall, the size of our team will remain larger than it was at this time last year.

We will miss the many kind, smart, and creative team members who have contributed to Snap’s growth and I am deeply sorry that these changes are necessary to ensure the long term success of our business. The friendship and camaraderie we all share as a team make these changes particularly painful, and we will make every effort to treat our departing team members with the respect and gratitude that they deserve.

Team leaders will notify their impacted team members as soon as possible and provide them with detailed guidance. In the United States, we will provide at least four months of compensation replacement, as well as financial assistance to enroll in COBRA, so that team members will have until the end of the year to find new opportunities while still receiving compensation and health benefits from Snap. Outside the United States, we will follow local processes required in each country and tailor compensation and benefits to reflect local norms with the intent to provide similar levels of support regardless of geography. We will also provide outplacement service support and launch an opt-in talent directory to help departing team members connect with new opportunities.

We acknowledge that these changes may have a particularly serious impact on team members relying on work authorizations to live outside their home country, and we will provide these impacted team members additional support and flexibility to minimize disruption to their immigration status.

We are also reorganizing our team to better meet the challenges of the current macroeconomic environment and to make as much progress as possible, as quickly as possible, in the areas of our business that we are able to control. In particular, there remains significant opportunity to improve coordination and prioritization across our engineering, sales, and product teams. In an effort to realize this opportunity, we are promoting Jerry Hunter to Chief Operating Officer, effective today. Jerry will lead our monetization efforts across our three operating regions (EMEA, APAC, and Americas), as well as our Growth, Partnerships & Content, AR Enterprise, and SMB teams. He will also continue to lead the Engineering teams that currently report to him.

Jerry has repeatedly demonstrated operational rigor at scale, leading our business through several challenging transitions including the build out of our advertising platform, the rebuild of our Android product, our infrastructure optimizations, and most recently, significant investments in our Platform Integrity team. I believe Jerry’s promotion will result in both better short term execution as well as a higher velocity of long term innovation.

We are also realigning our regional operational leadership by creating a new President role in each of the Americas, EMEA and APAC regions. Our three regional Presidents will provide in-market leadership, lead cross-functional efforts across our business, oversee local operational needs, and lead our go-to-market strategy. Ronan Harris, Vice President and Managing Director of UK & Ireland at Google, is joining Snap as President, EMEA, beginning in October. Ronan will join our executive team and report to Jerry. We are currently searching for Presidents for our APAC and Americas regions.

I will give a presentation detailing these changes to our entire team tomorrow morning, and will plan on following up with “Ask Evan” shortly thereafter. My annual letter to the team will be distributed on Tuesday of next week and our Strategic Planning Process for 2023 will follow.

Changes of this magnitude are never easy, and we must act decisively to meet this moment as a team. I am proud of the strength and resilience of our team as we have navigated the myriad challenges of growing our business in a highly competitive industry during uncertain and unprecedented times. Thank you for your dedication, hard work, and commitment to our community.

Evan